BGSF, Inc. Announces Special Cash Dividend of $2.00 Per Share

PLANO, TEXAS – September 11, 2025 – BGSF, Inc. (NYSE: BGSF) (“BGSF” or “the Company”), a leading provider of workforce solutions for the specialized property management industry, today announced that its Board of Directors has authorized and declared a special cash dividend of $2.00 per share of the Company’s common stock, par value $0.01 (“Common Stock”), payable on September 30, 2025, to the holders of record of all of the issued and outstanding shares of Common Stock as of the close of business on September 23, 2025.

Interim Co-CEOs Kelly Brown and Keith Schroeder, in a joint statement, commented, “BGSF’s Board of Directors concluded that this initial step in the allocation of capital received from the sale of our Professional Division was the most prudent step to increase shareholder value. The payout of this special dividend will leave us with significant liquidity and financial flexibility to address a range of opportunities. The Board, along with input from its financial advisor and management, will continue to evaluate the best capital allocation options to maximize shareholder value.”

About BGSF

BGSF provides best-in-class property management resources and solutions to growing apartment and luxury communities, as well as commercial properties, and was awarded Supplier Company of the Year by the National Apartment Association in recent years. Through its exclusive and semi-exclusive agreements with some of the largest property management companies in North America, BGSF offers differentiated advantages to clients, including trained talent and unique technological platforms that maximize efficiencies in the growing residential and commercial leased property industries. For more information on the Company and its services, please visit its website at www.bgsf.com.

Forward-Looking Statements

The forward-looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements regarding our future financial performance and the expectations and objectives of our Board of Directors or management. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various other risks and uncertainties, including, among other things, risks relating to volatility and uncertainty in the capital markets, as well as risks and uncertainties listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “allows,” “anticipates,” “believes,” “plans,” “expects,” “estimates,” “should,” “would,” “may,” “might,” “forward,” “will,” “intends,” “continue,” “outlook,” “temporarily,” “progressing,” “prospects,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACTS:
Steven Hooser or Sandy Martin
Three Part Advisors
IR@BGSF.com 214.872.2710 or 214.616.2207

Source: BGSF, Inc.